Exhibit 99.1

The First Years Inc. Corporate Headquarters One Kiddie Drive Avon, MA 02322-1711 Tel: 508-588-1220 Fax: 508-583-9067 www.thefirstyears.com

Contact:     John Beals
Senior Vice President, Finance and Treasurer
(508) 588-1220

FOR IMMEDIATE RELEASE

THE FIRST YEARS INC. ANNOUNCES INCREASE IN DIVIDEND
—Company to Begin Quarterly Dividend Payments—

AVON, Massachusetts, May 16, 2003 – The First Years Inc. (Nasdaq:KIDD), a leading marketer of products for infants and toddlers, today announced that the Board of Directors approved an increase in its annual cash dividend from $.10 to $.24 per share. In addition, the Company announced that dividends will now be paid on a quarterly basis.

The Company has declared consecutive cash dividends to shareholders since 1991 and this is its second consecutive annual dividend rate increase. The next quarterly dividend payment of $0.06 is payable on June 15, 2003 to common stockholders of record on May 30, 2003.

Ronald J. Sidman, President and Chief Executive Officer, commented, “This significant increase in cash dividend demonstrates the Board’s confidence in our continued growth, ability to generate strong cash flow, and commitment to building shareholder value. The Board will continue to evaluate its dividend policy on an ongoing basis.”

Separately, the Company announced that its Annual Meeting of Shareholders scheduled for yesterday was adjourned until 10:30 AM on Thursday, May 29, 2003, at the offices of the Company’s corporate counsel, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company’s distinctive brands include: “The First Years®,” licenses from The Walt Disney Company and “Sesame Street®,” licensed from the Sesame Workshop.

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Included in this release are certain “forward-looking” statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, which include, but are not limited to, sales of The First Years® brand, trends in sales of The First Years brand and licensed products, continued success of new Disney character refreshed graphics, continued maintenance of favorable license arrangements, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, the success of new enhancements to the Company’s brand image, growth in domestic and international sales, ability to attract and retain key personnel, sales and earnings results, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the conflict with Iraq. Information with respect to important factors that should be considered is contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.